EXHIBIT 10.1

RESTRICTED STOCK GRANT NOTICE
UNDER THE
2016 US FOODS HOLDING CORP. OMNIBUS INCENTIVE PLAN

(Performance-Based Restricted Stock Award)

US Foods Holding Corp. (the “Company”), pursuant to the 2016 US Foods Holding Corp. Omnibus Incentive Plan (the “Plan”), hereby grants to the Participant set forth below the number of shares of Restricted Stock set forth below.  The shares of Restricted Stock are subject to all of the terms and conditions as set forth herein, in the Restricted Stock Agreement (attached hereto), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	[Insert Participant Name]
Date of Grant:	[Insert Grant Date]
Performance Period:	[Insert Performance Period]
Performance Years:	Fiscal [Year 1], Fiscal [Year 2] and Fiscal [Year 3]
Target Award:	[Insert Target No. of Shares of Restricted Stock Granted]
Grant:	[Insert Maximum No. of Shares of Restricted Stock]
Vesting Date:	[Insert Third Anniversary of Grant Date]
Vesting Schedule:

Except as otherwise provided in the Plan, the Restricted Stock Agreement or any other agreement between the Company or any of its Subsidiaries and the Participant, the Target Award shall vest on the Vesting Date based on the achievement of the performance goals set forth in this Grant Notice (the “Performance Goals”) over the Performance Period, provided the Participant has not undergone a Termination prior to the Vesting Date;  provided, however, that if the Performance Goals set forth below are not achieved during the Performance Period, such Restricted Stock shall be forfeited; further, provided, that the Target Award shall vest in the following circumstances:

(i)

immediately prior to a Change in Control if the Restricted Stock would not otherwise be continued, converted, assumed, or replaced by the Company, a member of the Company Group or a successor entity thereto, or such other treatment as determined by the Committee; or

(ii)

if the Participant undergoes a Termination by the Service Recipient without Cause or by such Participant for Good Reason within the eighteen (18)‑month period immediately following a Change in Control in which the shares of Restricted Stock are continued, converted, assumed, or replaced by the Company, a member of the Company Group or a successor entity thereto.

Performance Goals:

1.	Adjusted EBITDA Growth

Following each Performance Year, the Adjusted EBITDA payout percentage shall be determined for such Performance Year, based on the Annual Adjusted EBITDA Growth Rate achieved in such Performance Year, in accordance with the schedule set forth below (the “Annual EBITDA Payout Percentage”).  Subject to the terms of the Restricted Stock Unit Agreement and the Plan, 70% of the Target Award shall vest based on the simple average of the Annual EBITDA Payout Percentages for each of the three Performance Years in the Performance Period.

	Annual Adjusted EBITDA Growth Rate	Annual EBITDA Payout Percentage
Below Threshold	<4%	0%
Threshold	4%	50%
Target	8%	100%
Maximum	12%	200%

2.	Adjusted ROIC Growth

Following each Performance Year, the Adjusted ROIC payout percentage shall be determined for such Performance Year, based on the Annual Adjusted ROIC Growth Rate achieved in such Performance Year, in accordance with the schedule set forth below (the “Annual ROIC Payout Percentage”).  Subject to the terms of the Restricted Stock Unit Agreement and the Plan, 30% of the Target Award shall vest based on the simple average of the Annual ROIC Payout Percentages for each of the three Performance Years in the Performance Period.

	Annual Adjusted ROIC Growth Rate	Annual ROIC Payout Percentage
Below Threshold	<50bps	0%
Threshold	+50bps	50%
Target	+90bps	100%
Maximum	+130bps	200%

3.	Performance Between Specified Levels

The payout percentage of the Target Award shall be determined using straight-line interpolation between performance levels.  None of the Grant which is subject to a Performance Goal shall vest for performance below the threshold performance level.

4.	Performance Below Maximum.

Any shares of Restricted Stock subject to the portion of the Grant that does not become vested due to the failure of the Company to achieve the performance goals at the maximum levels of performance shall be forfeited and transferred to the Company (or its assignee or nominee).

5.	Definitions

a.

“Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for (1) restructuring and tangible asset impairment charges; (2) share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) loss on extinguishment of debt; (5) pension settlements; (6) business transformation costs; (7) acquisition-related costs; (8) other gains, losses or charges as specified in the Company’s debt agreements; and (9) the EBITDA impact of each individual merger, acquisition, or Company divestiture activity in excess of $15 million of annual Adjusted EBITDA.

b.

“Adjusted ROIC” means net operating profit after taxes (“NOPAT”) divided by the beginning and ending year average of invested capital (“Invested Capital”).  For purposes of this definition, NOPAT is calculated by subtracting depreciation and adjusted taxes (using 39% in all periods) from Adjusted EBITDA.  For purposes of this definition, Invested Capital is calculated by subtracting goodwill, other intangible assets, cash, and non-interest bearing current liabilities (primarily accounts payable and accrued current liabilities) from total assets. Adjusted ROIC excludes any impact of each individual merger, acquisition, or Company divestiture activity in excess of $15 million of annual Adjusted EBITDA.

c.

“Annual Adjusted EBITDA Growth Rate” means the annual growth rate in Adjusted EBITDA, with the Adjusted EBITDA growth rate for each year of the Performance Period calculated by subtracting the prior year Adjusted EBITDA results from the current year Adjusted EBITDA results and dividing such amount by the prior year Adjusted EBITDA results.

d.

“Annual Adjusted ROIC Growth Rate” means the annual growth rate in Adjusted ROIC, with the Adjusted ROIC growth rate for each year of the Performance Period calculated by subtracting the prior year Adjusted ROIC results from the current year Adjusted ROIC results.

*            *             *

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS RESTRICTED STOCK GRANT NOTICE, THE RESTRICTED STOCK AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF SHARES OF RESTRICTED STOCK HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS RESTRICTED STOCK GRANT NOTICE, THE RESTRICTED STOCK AGREEMENT AND THE PLAN.

US FOODS HOLDING CORP. PARTICIPANT1

By:  Tiffany Monroe
Title:  Chief Human Resources Officer

[1]

To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereof.

RESTRICTED STOCK AGREEMENT

UNDER THE

2016 US FOODS HOLDING CORP. OMNIBUS INCENTIVE PLAN

Pursuant to the Restricted Stock Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Restricted Stock Agreement (this “Restricted Stock Agreement”) and the 2016 US Foods Holding Corp. Omnibus Incentive Plan (the “Plan”), US Foods Holding Corp. (the “Company”) and the Participant agree as follows.  Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

1.Grant of Shares of Restricted Stock.  The Company hereby grants to the Participant the number of shares of Restricted Stock provided in the Grant Notice.

2.Vesting.  Subject to the terms and conditions set forth in the Grant Notice, the shares of Restricted Stock shall vest and the restrictions on such shares of Restricted Stock shall lapse pursuant to the terms of this Restricted Stock Agreement and the Plan based on (i) the achievement of the Performance Goals set forth in the Grant Notice during the Performance Period set forth in the Grant Notice and (ii) the Participant’s continuous employment through the Vesting Date.  Attainment of the Performance Goals shall be determined and certified by the Committee in writing prior to the vesting of the Restricted Stock.  Any shares of Restricted Stock that do not become vested due to the failure of the Company to achieve the Performance Goals shall be forfeited and returned to the Company.

3.Issuance of Shares of Restricted Stock.  The provisions of Section 9(d)(i) of the Plan are incorporated herein by reference and made a part hereof.

4.Treatment of Shares of Restricted Stock upon Termination.  The provisions of Section 9(c)(ii) of the Plan are incorporated herein by reference and made a part hereof.

5.Definitions.

(a)The term “Company” as used in this Restricted Stock Agreement with reference to employment shall include the Company and its Subsidiaries.

(b)Whenever the word “Participant” is used in any provision of this Restricted Stock Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the shares of Restricted Stock may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

(c)The term “Good Reason” as used in the Grant Notice or in this Restricted Stock Agreement shall, in the case of any Participant who is party to an agreement between the Participant and the Company that contains a definition of “Good Reason”, mean and refer to the definition set forth in such agreement, and in the case of any other Participant, “Good Reason” shall mean: (A) a material diminution in Participant’s base salary or annual bonus opportunity; (B) any material diminution in Participant’s authority, duties or responsibilities; or (C) the relocation of Participant’s principal work location by more than fifty (50) miles; provided that none of these events shall constitute Good Reason unless the Company fails to cure such event within thirty (30) days after receipt from Participant of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or Participant’s knowledge thereof, unless Participant has given the Company’s written notice thereof prior to such date.

Notwithstanding anything herein to the contrary, for purposes of the last proviso of the immediately foregoing sentence, a series of related events shall be deemed to have occurred on the date upon which the last event in such series of related events has occurred.

6.Non-Transferability.  The shares of Restricted Stock are not transferable by the Participant except to Permitted Transferees in accordance with Section 14(b) of the Plan.  Except as otherwise provided herein, no assignment or transfer of the shares of Restricted Stock, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the shares of Restricted Stock shall terminate and become of no further effect.

7.Rights as Stockholder; Legend; Dividends.  The provisions of Sections 9(b) and 9(e) of the Plan are incorporated herein by reference and made a part hereof; provided that any dividends paid with respect to the shares of Restricted Stock which have not, prior to the record date of the dividend, become vested shall be withheld by the Company without interest and shall be paid to the Participant only when, and if, such shares of Restricted Stock shall become vested pursuant to the Grant Notice and Section 2 of this Restricted Stock Agreement.

8.Tax Withholding.  The provisions of Section 14(d)(i) of the Plan are incorporated herein by reference and made a part hereof.  The Participant shall satisfy such Participant’s withholding liability referred to in Section 14(d)(i) of the Plan by having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the settlement of the Award a number of shares with a Fair Market Value equal to such withholding liability, provided that the number of such shares may not have a Fair Market Value greater than the minimum required statutory withholding liability unless the Participant elects a higher withholding rate and the Committee determines that such higher withholding rate will not result in adverse accounting consequences.

9.Notice.  Every notice or other communication relating to this Restricted Stock Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company Secretary, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records.  Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

10.No Right to Continued Service.  This Restricted Stock Agreement does not confer upon the Participant any right to continue as an employee or service provider to the Company.

11.Binding Effect.  This Restricted Stock Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

12.Waiver and Amendments.  Except as otherwise set forth in Section 13 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Restricted Stock Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

13.Governing Law.  This Restricted Stock Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.  Notwithstanding anything contained in this Restricted Stock Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Restricted Stock Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware.

14.Plan.  The terms and provisions of the Plan are incorporated herein by reference.  In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Restricted Stock Agreement, the Plan shall govern and control.